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Exhibit 10.48

COMMUTATION AND SETTLEMENT AGREEMENT
(hereinafter referred to as this "Agreement")

This Agreement is entered into by and between ACE Capital Re International, Ltd. (hereinafter referred to as the "Company") and ACE Bermuda Insurance Ltd. (hereinafter referred to as the "Reinsurer") and made effective 11:59:59 p.m. Local Standard Time, December 31, 2003 (the "Commutation Date").

        WHEREAS, the Company and Reinsurer are parties to the Per Contract Excess of Loss Reinsurance Agreement for the term incepting December 31, 2001 and originally terminating December 31, 2026 (hereinafter referred to as the "Contract"), which is attached hereto and made part of this Agreement; and

        WHEREAS, the Company and Reinsurer desire to fully and finally settle and commute all obligations and liabilities, known and unknown, of the Company and the Reinsurer under the Contract.

        NOW, THEREFORE, for good and valuable consideration the receipt of which is hereby acknowledged, IT IS AGREED BY AND BETWEEN THE REINSURER AND THE COMPANY THAT:

  1.
  As consideration for the following release, the Reinsurer shall pay the Company the Commutation Amount no later than January 31, 2004, subject to the Reinsurer's receipt of an original copy of this Agreement, having been fully executed by the parties hereto.

    The "Commutation Amount" shall equal the sum of the Principal and Return, as defined below:

      "Principal" shall equal One hundred thirty one million, nine hundred thirty seven thousand, two hundred eighty five United States dollars ($131,937,285);

      "Return" shall equal: [Principal] x [Lehman Intermediate Rate]; and

      "Lehman Intermediate Rate" shall mean the year-to-date total return of the Lehman Brothers U.S. Intermediate Aggregate Bond Index, determined for the period January 1, 2004 through the date of transfer by the Reinsurer of the payment of the Commutation Amount.

  2.
  Subject to the execution of the Agreement by the parties hereto and payment by the Reinsurer of the Commutation amount as required pursuant to paragraph 1 above, as of the Communication Date, the Company releases and discharges the Reinsurer and its predecessors, successors, parent, subsidiaries, affiliates, assigns, agents, employees, officers, directors and shareholders (collectively, the "Reinsurer's Related Parties") from any and all present and future obligations, claims, demands, liabilities and/or losses whatsoever, all whether known or unknown, reported or unreported, and whether currently existing or arising in the future, including, but not limited to, all claims (including, but not limited to those claims for which notices have been submitted to the Reinsurer), obligations, offsets, debts, demands, actions, causes of actions, suits, duties, sums of money, covenants, contracts, controversies, agreements, reckonings, bonds, bills, promises, doings, omissions, damages, liability for payment of interest, judgments, costs, expenses, losses, adjustments, accounts, representations and warranties whatsoever, which the Company or the Company's Related Parties (as defined below) ever had, now have, or hereinafter may have, whether grounded in law or equity, in contract or in tort, against the Reinsurer or the Reinsurer's Related Parties by reason of any matter whatsoever arising out of or related to the Contract, it being the intention of the parties that this release operate as a full and final settlement of the Reinsurer's or the Reinsurer's Related Parties' current and future obligations and liabilities to the Company arising out of or related to the Contract.

  3.
  Subject to the release by the Company of the Reinsurer and the Reinsurer's Related Parties as provided for in Paragraph 2 herein, the Reinsurer hereby releases and discharges the Company and its predecessors, successors, parent, subsidiaries, affiliates, assigns, agents, executors, administrators, employees, officers, directors and shareholders (collectively, the "Company's Related Parties") from any and all present and future obligations, claims, demands, liabilities, and/or losses whatsoever, all whether known or unknown, reported or unreported, and whether currently existing or arising in the future, including, but not limited to, all claims, obligations, offsets, debts, demands, actions, causes of action, suits, duties, sums of money, covenants, contracts, controversies, agreement, reckonings, bonds, bills, promises, doings, omissions, damages, liability for payment of interest, judgments, costs, expenses, losses, adjustment, accounts, representations and warranties whatsoever, which the Reinsurer or the Reinsurer's Related Parties ever had, now have, or hereinafter may have, whether grounded in law or equity, in contract or in tort, against the Company or the Company's Related Parties by reason of any matter whatsoever arising out of or related to the Contract, it being the intention of the parties that this release operate as a full and final settlement of the Company's or the Company's Related Parties' current and future obligations and liabilities to the Reinsurer arising out of or related to the Contract.

  4.
  Each party acknowledges that the fair consideration specified in Paragraph 1 and the mutual releases set forth in Paragraphs 2 and 3 of this Agreement constitute adequate and fair consideration and this Agreement shall operate as a complete accord, satisfaction, settlement and commutation of all of its obligations under the Contract.

  5.
  The parties hereto expressly warrant and represent that they are companies in good standing in their respective places of domicile; that the execution of this Agreement is fully authorized by each of them; that the person or persons executing this Agreement have the necessary and appropriate authority to do so; that there are no pending agreements, transactions, or negotiations to which any of them are a party that would render this Agreement or any part thereof void, voidable, or unenforceable; and that no authorization, consent or approval of any government entity is required to make this Agreement valid and binding upon them and that no claim or loss being paid or settled by this Agreement has been previously assigned, sold or transferred to any other person or entity. The parties hereto further warrant, each to the other, that they have not transferred, assigned or contracted to transfer or assign to any person, corporation, company or entity any of their rights, title, benefit or obligations arising out of or in connection with the Contract, including without limitation any balances, accounts, costs, claims, counterclaims or demands which are within the contemplation of this Agreement.

  6.
  This Agreement contains the entire agreement between the parties as respects its subject matter. All discussions and agreements previously entertained between the parties concerning the subject matter of the commutations are merged into this Agreement. This Agreement may not be modified or amended, or any of its provisions waived, except by an instrument in writing, signed by the parties hereunder.

  7.
  Any dispute, controversy or claim arising out of or relating to this Agreement shall be subject to arbitration in accordance with the provisions of section 13, Arbitration, of the General Conditions of the Contract.

  8.
  This Agreement shall be governed and construed in accordance with the laws of Bermuda, notwithstanding the venue of any arbitration proceeding.

  9.
  This Agreement is solely between the Company and the Reinsurer, and nothing herein shall in any manner create any obligations or establish any rights against the Reinsurer in favor of any third parties or any persons not parties to this Agreement.

  10.
  This Agreement may be executed and delivered in counterparts, each of which, when so executed and delivered shall constitute an original and all of such counterparts shall together constitute one and the same instrument.

        IN WITNESS WHEREOF, this Agreement has been executed by the following individuals authorized to act on behalf of the parties:

For and on Behalf of:	For and on Behalf of:
ACE BERMUDA INSURANCE LTD.	ACE CAPITAL RE INTERNATIONAL, LTD.
in Hamilton, Bermuda	in Hamilton, Bermuda
/s/ PIERRE SAMSON Name: Pierre Samson Title: President Date: Ace Financial Solutions International	/s/ CARLA RANUM Name: Carla Ranum Title: Vice President Date: January 6, 2004

January 7, 2004

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COMMUTATION AND SETTLEMENT AGREEMENT (hereinafter referred to as this " Agreement " )